Exhibit 99.1


Salomon Smith Barney
Orion Futures Fund L.P.











Annual Report
December 31, 2002






CITIGROUP MANAGED FUTURES LLc

                           To The Limited Partners of
                  Salomon Smith Barney Orion Futures Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.





   /s/   Daniel R. McAuliffe, Jr.
By:      Daniel R. McAuliffe, Jr.
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Salomon Smith Barney
         Orion Futures Fund L.P.


Citigroup Managed Futures LLC
399 Park Avenue
7th Floor
New York, N.Y. 10022
212-559-2011

                         Report of Independent Auditors

To the Partners of
   Salomon Smith Barney Orion Futures Fund L.P.:

We have audited the accompanying statement of financial condition of Salomon Smith Barney Orion Futures Fund L.P. (the Partnership), including the condensed schedule of investments, as of December 31, 2002, and the related statements of income and expenses, and partners' capital for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Partnership as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were audited by other auditors whose report dated February 28, 2002 expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salomon Smith Barney Orion Futures Fund L.P., as of December 31, 2002, and the results of its operations and changes in its partners' capital for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
New York, New York
March 7, 2003

                        Report of Independent Accountants

To the Partners of
   Salomon Smith Barney Orion Futures Fund L.P.:

     In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of income and expenses and of partners' capital present fairly, in all material respects, the financial position of Salomon Smith Barney Orion Futures Fund L.P. at December 31, 2001, and the results of its operations for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management of the General Partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



PricewaterhouseCoopers LLP

New York, New York
February 28, 2002

                              Salomon Smith Barney
                             Orion Futures Fund L.P.
                        Statements of Financial Condition
                           December 31, 2002 and 2001

                                                                                      2002                2001
Assets:
Investment in Master, at fair value                                                 $25,446,740         $ 8,378,994
Cash (restricted $8,657,392 and $2,930,321 in 2002 and 2001, respectively)
   in commodity futures trading account                                              32,697,307          11,588,498
Net unrealized appreciation on open positions *                                       5,057,217             995,904
                                                                                  --------------      -------------
                                                                                     63,201,264          20,963,396
Interest receivable                                                                      61,183              30,067
                                                                                  --------------      -------------
                                                                                    $63,262,447         $20,993,463
                                                                                  --------------      -------------

Liabilities and Partners' Capital:
Liabilities:
  Accrued expenses:
   Commissions (Note 3c)                                                               $115,201             $66,499
   Management fees (Note 3b)                                                            107,113              35,467
   Administrative fees (Note 3a)                                                         26,778               8,867
   Incentive fees (Note 3b)                                                             272,957              81,439
   Professional fees                                                                     81,265              44,082
   Other                                                                                  7,731               3,293
   Redemptions payable (Note 5)                                                         498,603                   -
                                                                                 --------------      --------------
                                                                                      1,109,648             239,647
                                                                                 --------------      --------------
Partners' capital (Notes 1 and 5):
  General Partner/Trading Manager, 499.8084 and 217.9638 Unit equivalents
   outstanding in 2002 and 2001, respectively                                           580,188             207,552
  Limited Partners, 53,042.3132 and 21,576.8917 Redeemable Units of Limited
   Partnership Interest outstanding in 2002 and 2001, respectively                   61,572,611          20,546,264
                                                                                 --------------      -------------
                                                                                     62,152,799          20,753,816
                                                                                 --------------      -------------
                                                                                    $63,262,447         $20,993,463
                                                                                  --------------      -------------

* Forward contracts included in this balance are presented gross in the accompanying Condensed Schedule of Investments

See accompanying notes to financial statements.

                           Salomon Smith Barney Orion
                                Futures Fund L.P.
                        Condensed Schedule of Investments
                                December 31, 2002

Sector                                                   Contract                                  Fair Value

Currencies                                     Futures contracts sold (0.13)%                         $(80,588)
                                               Futures contracts purchased 2.67%                      1,657,233
   Total Currencies 2.54%                                                                             1,576,645


Total Energy 1.48%                             Futures contracts purchased 1.48%                       919,154

Grains                                         Futures contracts sold 0.38%                            232,822
                                               Futures contracts purchased (0.09)%                     (55,021)
   Total Grains 0.29%                                                                                  177,801


Total Interest Rates U.S. 1.42%                Futures contracts purchased 1.42%                       884,285


Total Interest Rates Non-U.S.                  Futures contracts purchased 1.07%                       666,065
1.07%


Total Livestock 0.25%                          Futures contracts purchased 0.25%                       152,910


Total Metals 0.90%                             Futures contracts purchased 0.90%                       562,580

Softs                                          Futures contracts sold (0.01)%                           (9,135)
                                               Futures contracts purchased 0.31%                       195,779
  Total Softs 0.30%                                                                                    186,644


Total Indices (0.11)%                          Futures contracts purchased (0.11)%                     (68,867)
                                                                                                      ----------
Total Fair Value 8.14%                                                                                $5,057,217
                                                                                                      ---------

Country Composition                    Investments at Fair             % of Investments at Fair
                                              Value                              Value

Australia                                     $32,003                               0.63%
Canada                                         79,115                               1.56
France                                           (273)                              0.00 *
Germany                                       283,701                               5.61
United Kingdom                                244,964                               4.84
United States                               4,417,707                              87.36
                                           ----------                             -------
                                           $5,057,217                             100.00%
                                           ----------                             -------



Percentages are based on Partners' Capital unless otherwise indicated.
* Due to rounding.
See accompanying notes to financial statements.

                           Salomon Smith Barney Orion
                                Futures Fund L.P.
                        Condensed Schedule of Investments
                                December 31, 2001


Sector                                                   Contract                                  Fair Value

Currencies                                     Exchange traded contracts sold 3.28%                   $681,270
                                               Exchange traded contracts purchased 0.01%                 2,490
   Total Currencies 3.29%                                                                              683,760

Energy                                         Futures contracts sold 0.28%                             58,470
                                               Futures contracts purchased (0.19)%                     (40,100)
   Total Energy 0.09 %                                                                                  18,370

Grains                                         Futures contracts sold 80%                              165,491
                                               Futures contracts purchased (0.02)%                      (4,000)
   Total Grains 0.78%                                                                                  161,491

Interest Rates U.S.                            Futures contracts sold (0.03)%                           (6,188)
                                               Futures contracts purchased 0.05%                         9,263
  Total Interest Rates U.S. 0.02%                                                                        3,075

Interest Rates Non-U.S.                        Futures contracts sold 0.37%                             77,661
                                               Futures contracts purchased (0.07)%                     (14,414)
   Total Interest Rates Non-U.S.                                                                        63,247
0.30%

Livestock                                      Futures contracts sold (0.29)%                          (61,090)
                                               Futures contracts purchased 0.08%                        17,040
  Total Livestock (0.21)%                                                                              (44,050)

Metals                                         Futures contracts sold  (0.37)%                         (76,910)
                                               Futures contracts purchased 0.41%                        84,788
   Total Metals 0.04%                                                                                    7,878

Softs                                          Futures contracts sold 0.22%                             45,505
                                               Futures contracts purchased 0.34%                        71,138
  Total Softs 0.56%                                                                                    116,643

Total Indices (0.07)%                          Futures contracts purchased (0.07)%                     (14,510)
                                                                                                        -------
Total Fair Value 4.80%                                                                                $995,904
                                                                                                      ---------


Country Composition                    Investments at Fair             % of Investments at Fair
                                              Value                              Value

Australia                                 $    12,600                               1.27%
Canada                                         (2,631)                             (0.26)
France                                          7,908                               0.79
Germany                                        32,401                               3.25
United Kingdom                                 14,611                               1.47
United States                                 931,015                              93.48
                                            ----------                           -------
                                            $ 995,904                             100.00%
                                             ----------                           -------


Percentages are based on Partners' Capital unless otherwise indicated. See accompanying notes to financial statements.

                              Salomon Smith Barney
                             Orion Futures Fund L.P.
                        Statements of Income and Expenses
              for the years ended December 31, 2002, 2001 and 2000

                                                                   2002               2001                2000

Income:
Realized gains on closed positions from Master                 $   6,322,866      $   1,085,086       $           -
Change in unrealized gains (losses) on open positions
   from Master                                                       896,865           (191,981)                  -
Income allocated from Master                                           6,642                977                   -
Expenses allocated from Master                                    (1,467,787)          (144,984)                  -
Net losses on trading of commodity interests:
   Realized gains (losses) on closed positions                     3,569,924          3,215,948          (1,059,468)
   Change in unrealized gains (losses) on open positions           4,061,313         (2,266,674)          3,593,672
                                                               -------------      -------------       -------------
                                                                  13,389,823          1,698,372           2,534,204
 Interest income (Note 3c)                                           667,605            434,122             644,558
                                                                ------------      -------------       -------------
                                                                  14,057,428          2,132,494           3,178,762
                                                               -------------      -------------       -------------

Expenses:
  Brokerage commissions including clearing fees of
    $262,071, $65,204, and $86,997, respectively (Note 3c)         1,168,831            674,125             760,546
  Management fees (Note 3b)                                          864,165            294,230             231,906
  General Partner/Trading Manager
   Administrative fees (Note 3a)                                     216,041             73,532              81,979
  Incentive fees (Note 3b)                                         2,447,070            541,028             203,648
  Professional fees                                                  134,166            181,485              77,296
  Other expenses                                                      30,455             12,931               7,818
                                                               -------------      -------------       -------------
                                                                   4,860,728          1,777,331           1,363,193
                                                               -------------      -------------       -------------
Net income                                                     $   9,196,700      $     355,163       $   1,815,569
                                                               -------------      -------------       -------------

Net income per Unit of Redeemable Limited Partnership
  Interest and General Partner/Trading Manager Unit
  equivalent (Notes 1 and 7)                                         $208.59             $57.30             $149.10
                                                               -------------      -------------       -------------


See accompanying notes to financial statements.

                              Salomon Smith Barney
                             Orion Futures Fund L.P.
                         Statements of Partners' Capital
              for the years ended December 31, 2002, 2001 and 2000

                                                                                 Trading
                                                                                 Manager/
                                                            Limited              General
                                                           Partners              Partner            Total
     Partners' capital at December 31, 1999                $13,994,125            $147,421        $14,141,546
     Sale of 1,177.8015 Redeemable Units of Limited
       Partnership Interest                                    891,000                  --            891,000
     Redemption of 7,334.7348 Redeemable Units of
       Limited Partnership Interest                         (5,479,093)                 --         (5,479,093)
                                                        --------------      -------------      ---------------
       Net income                                            1,786,566              29,003          1,815,569
     Partners' capital at December 31, 2000                 11,192,598             176,424         11,369,022
     Sale of 11,161.1581 Redeemable Units of Limited
        Partnership Interest and General Partner's
        contribution representing 22.4146 Unit              10,958,000              21,000         10,979,000
        equivalents
     Net income                                                345,035              10,128            355,163
     Redemption of 1,990.1403 Redeemable Units of
        Limited Partnership Interest                        (1,949,369)                  -         (1,949,369)
                                                        --------------      -------------      ---------------
     Partners' capital at December 31, 2001                 20,546,264             207,552         20,753,816
     Net income                                              9,106,064              90,636          9,196,700
     Sale of 38,299.1963 Redeemable Units of Limited
        Partnership Interest and General Partner's
        contribution representing 281.8446 Unit             39,261,000             282,000         39,543,000
        equivalents
     Redemption of 6,833.7748 Redeemable Units of
        Limited Partnership Interest                        (7,340,717)                 --         (7,340,717)
                                                        --------------      -------------      ---------------
     Partners' capital at December 31, 2002              $  61,572,611       $     580,188      $  62,152,799
                                                         --------------      -------------      -------------

      See accompanying notes to financial statements.

                              Salomon Smith Barney
                             Orion Futures Fund L.P.
                          Notes to Financial Statements


1.  Partnership Organization:

Salomon Smith Barney Orion Futures Fund L.P. (the "Partnership") is a limited partnership which was organized on March 22, 1999 under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests, including commodity options, commodity futures and forward contracts on United States exchanges and certain foreign exchanges. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk.

Between March 31, 1999 (commencement of the offering period) and June 10, 1999, 10,499 Units of Limited Partnership Interest ("Units") were sold at $1,000 per Unit. The proceeds of the initial offering were held in an escrow account until June 10, 1999, at which time they were turned over to the Partnership for trading. The Partnership continues to offer Units.

During the period, June 10, 1999 (commencement of trading operations) to April 1, 2001, SFG Global Investments, Inc. ("SFG") was the general partner and Citigroup Managed Futures LLC ("CMF") (formerly known as Smith Barney Futures Management LLC) was the trading manager (the "Trading Manager") of the Partnership. On April 1, 2001, SFG withdrew as the general partner and CMF was designated general partner ("General Partner") by majority proxy vote by the limited partners. The Partnership's commodity broker is Citigroup Global Markets Inc. ("CGM") (formerly known as Salomon Smith Barney Inc.). CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. ("CGMHI") (formerly known as Salomon Smith Barney Holdings Inc.), which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc.

Effective September 1, 2001, the Partnership transferred the portion of the Partnership's assets that were allocated to AAA Capital Management, Inc. ("AAA") for trading to the SB AAA Master Fund LLC, a New York limited liability company (the "Master") for 5,173.4381 Units of the Master at a fair value of $5,173,438. The transfer was tax free. The Master was formed in order to permit accounts managed now or in the future by AAA using the Energy with Swaps Program to invest together in one trading vehicle. The General Partner is the Managing Member of the Master. Individual and pooled accounts currently managed by AAA, including the Partnership (collectively, the "Feeder Funds"), are permitted to be non-managing members of the Master. The General Partner and AAA believe that trading through this master/feeder structure should promote efficiency and economy in the trading process.

At December 31, 2002 and 2001, the Partnership owns 7.3% and 5.5%, respectively, of the Master. It is AAA's intention to continue to invest the assets allocated to it by the Partnership in the Master. The performance of these assets are directly affected by the performance of the Master.

The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to the amount of Partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.

The  Partnership  will be liquidated  upon the first to occur of the  following:
December 31, 2019; the net asset value of a Unit decreases to less than $400 as of a close of any business day; a decline in net assets after trading commences to less than $1,000,000; or under certain other circumstances as defined in the Limited Partnership Agreement.

2.  Accounting Policies:

a. All commodity interests (including derivative financial instruments and derivative commodity instruments) held by the Partnership and the Master are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statement of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available or other measures of fair value deemed appropriate by management of the General Partner for those commodity interests and foreign currencies for which market quotations are not readily available, including dealer quotes for swaps and certain option contracts. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

     The value of the Partnership's investment in the Master reflects the Partnership's proportional interest in the members' capital of the Master. Profits and losses from trading in the Master, net of trading and give-up fees, are allocated pro rata to the capital account of each Feeder Fund based on the net assets in the capital account compared to the aggregate net assets of all other capital accounts in the Master. Advisory fees and brokerage commissions will continue to be charged at the level of each individual Feeder Fund. Such fees and commissions may differ among the non-managing members. Other expenses will be charged pro rata to the accounts of the Feeder Funds in the Master. The costs of organizing the Master were borne by the General Partner. Therefore, there should be no material increase in expenses to limited partners as a result of an investment in the Master.

b. The Partnership may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell
     (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Partnership writes an option, the premium received is recorded as a liability in the statement of financial condition and marked to market daily. When the Partnership purchases an option, the premium paid is recorded as an asset in the statement of financial condition and marked to market daily.

c. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership's income and expenses.

d. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.  Agreements:

    a. Limited Partnership Agreement:

     The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The Partnership pays the General Partner a monthly administrative fee equal to 1/24 of 1% (0.5% per year) of month-end net assets. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees. Prior to April 1, 2001, the Partnership paid SFG Global Investments, Inc. a monthly fee of $2,000.

    b. Management Agreement:

     The General Partner, on behalf of the Partnership, has entered into a Management Agreement with Beacon Management Corporation, Willowbridge Associates Inc., and AAA (collectively, the "Advisors"), each of which are registered commodity trading advisors. The Advisors are not affiliated with one another, are not affiliated with the General Partner or CGM except AAA, and are not responsible for the organization or operation of the Partnership. Mr. A. Anthony Annunziato is the sole trading principal of AAA and is also an employee of CGM. The Partnership will pay each Advisor a monthly management fee equal to 1/6 of 1% (2% a year) of month-end Net Assets allocated to each Advisor. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

     In addition, the Partnership is obligated to pay each Advisor an incentive fee payable quarterly equal to 20% of the New Trading Profits earned by each Advisor for the Partnership. New Trading Profits are defined as the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading commences, whichever is higher. For purposes of determining New Trading Profits, Net Assets are further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership's assets during the fiscal period, whether the assets are held separately or in margin accounts. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor.

    c. Customer Agreement:

     The Partnership has entered into a Customer Agreement which provides that the Partnership will pay CGM brokerage commissions at $18 per round turn for futures and forwards transactions and $9 per half turn for options. The brokerage fee is inclusive of applicable floor brokerage. The Partnership will also be allocated brokerage commissions through its investment in the Master. In addition, the Partnership will pay CGM National Futures Association fees, as well as exchange, clearing, user and give-up fees. CGM will pay a portion of brokerage fees to its financial consultants who have sold Units in this Partnership. All of the Partnership's assets are deposited in the Partnership's account at CGM. The Partnership's cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2002 and 2001, the amount of cash held for margin requirements was $8,657,392 and $2,930,321, respectively. CGM has agreed to pay the Partnership interest on 100% of the average daily equity maintained in cash in its account during each month at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average noncompetitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.  Trading Activities:

     The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Partnership's/Master's trading activities are shown in the statement of income and expenses.

     All of the commodity interests owned by the Partnership/Master are held for trading purposes. The average fair value of the commodity interests during the years ended December 31, 2002 and 2001, based on a monthly calculation, was $2,689,879 and $1,153,294, respectively.

5.  Distributions and Redemptions:

     Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. Beginning with the first full month ending at least three months after the commencement of trading, a limited partner may require the Partnership to redeem their Units at their Redemption value per Unit as of the last day of a month on 10 days notice to the General Partner. For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses for the initial offering period will not reduce Redemption value per Unit. There is no fee charged to limited partners in connection with redemptions.

     The Partnership is permitted to withdraw all or a portion of its interest in the Master as of each month-end in order to meet its obligations with respect to the redemption rights of limited partners.

6.  Offering Costs:

     Offering costs of approximately $75,000, relating to the issuance of the Partnership's Units offered were initially paid by CGM. These costs have been reimbursed to CGM by the Partnership in 24 equal monthly installments (together with interest at the prime rate quoted by JPMorgan Chase & Co.).

     For the years ended December 31, 2002 and 2001, $0 and $21,000, respectively, of these costs have been reimbursed to CGM by the Partnership. In addition, the Partnership has recorded interest expense of $0 and $340, for the years ended December 31, 2002 and 2001, respectively, which is included in other expenses.

7.  Net Asset Value Per Unit:

     Changes in the net asset value per Unit of Partnership interest for the years ended December 31, 2002, 2001 and 2000 were as follows:

                                                                            2002               2001                2000

    Net realized and unrealized gains *                                     $283.72            $105.32            $148.28
    Interest income                                                           16.93              31.56              44.34
    Expenses **                                                              (92.06)            (79.58)            (43.52)
                                                                           ----------        ----------         ----------
    Increase for year                                                        208.59              57.30             149.10

    Net asset value per Unit, beginning of year                              952.23             902.20             753.88
    Redemption/subscription value per Unit
     versus net asset value per Unit                                             --              (7.27)             (0.78)
    Net asset value per Unit, end of year                                 $1,160.82            $952.23            $902.20
                                                                          ----------        ----------         ----------

    Redemption/subscription net asset value per Unit ***                  $1,160.82            $952.23            $903.60
                                                                          ----------        ----------         ----------
  *  Includes brokerage commissions.
  ** Excludes brokerage commissions.
***  For the purpose of a  redemption/subscription,  any remaining liability for reimbursement  of offering costs will not reduce  redemption/  subscription net asset value per Unit.

    Ratios to average net assets:
     Net investment loss before incentive fees ****                           (8.0)%             (6.8)%
     Incentive fees                                                           (6.0)%             (3.8)%
                                                                            ------             ------
     Net investment loss after incentive fees                                (14.0)%            (10.6)%
                                                                             ------             ------

     Net income before incentive fees *****                                   28.8%               6.3%
     Incentive fees *****                                                     (6.0)%             (3.8)%
                                                                            ------             ------
     Net income after incentive fees *****                                    22.8%               2.5%
                                                                            ------             ------

     Operating expenses                                                        9.6%               9.8%
     Incentive fees                                                            6.0%               3.8%
                                                                            ------             ------
     Total expenses                                                           15.6%              13.6%
                                                                            ------             ------

    Total return:
     Total return before incentive fees                                       26.7%              10.2%
     Incentive fees                                                           (4.8)%             (4.6)%
                                                                            ------             ------
     Total return after incentive fees                                        21.9%               5.6%
                                                                            ------             ------

    ****Interest income less total expenses (exclusive of incentive fees). *****Supplemental information not required.

     The above ratios may vary for individual investors based on the timing of capital transactions during the year.

8.  Financial Instrument Risks:

     In the normal course of business the Partnership directly, and through its investment in the Master, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter ("OTC"). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract. The Master's swaps contracts are OTC contracts. The Partnership's net unrealized gain on exchange traded instruments was $5,057,217 and $995,904 at December 31, 2002 and 2001, respectively. The Partnership did not have any direct holdings in OTC contracts at December 31, 2002 and 2001, respectively. The Partnership's proportionate amount of the Master's net unrealized gain (loss) on exchange traded instruments was $1,804,254 and ($180,469) at December 31, 2002 and 2001, respectively. The Partnership's proportionate amount of the Master's net unrealized loss on OTC contracts was ($763,467) and ($33,347) at December 31, 2002 and 2001, respectively.

     Market risk is the potential for changes in the value of the financial instruments traded by the Partnership/Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership's/Master's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership/Master has credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership's/Master's assets is CGM.

     The General Partner monitors and controls the Partnership's/Master's risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Master is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

     The majority of these instruments mature within one year of December 31, 2002. However, due to the nature of the Partnership's/Master's business, these instruments may not be held to maturity.

9.       Subsequent Event (Unaudited):

     During the period January 1, 2003 through February 28, 2003, the Master experienced a cumulative loss of approximately 25%. This resulted in a cumulative loss to the Partnership of 10%. This loss was primarily attributable to extraordinary price activity in US natural gas markets at the end of February which led to losses in the Master's energy market positions. The losses were primarily attributable to the Master's trading of commodity futures in NYMEX Natural Gas, IPE Brent Crude Oil, NYMEX Unleaded Gas and NYMEX Heating Oil and were partially offset by gains in energy swaps, NYMEX Crude Oil and IPE Gas Oil.

     The natural gas market experienced an upward increase in price of over 50% in two days in the April futures contract and a 300% increase in physical gas market prices. Such extreme moves happen only in exceptionally rare circumstances and can lead to "hyper-volatility" and generally illiquid market conditions.

     The Partnership's liquidity was not hindered as a result of these market movements as the Partnership had adequate cash reserves to absorb market volatility and to meet redemption requests that month.

     Effective April 7, 2003, Smith Barney Futures Management LLC changed its name to Citigroup Managed Futures LLC, Salomon Smith Barney Inc. changed its name to Citigroup Global Markets Inc. and Salomon Smith Barney Holdings Inc. changed its name to Citigroup Global Markets Holdings Inc.

SB AAA Master Fund LLC












Annual Report
December 31, 2002











CITiGROUP MANAGED FUTURES LLc

                                To The Members of
                             SB AAA Master Fund LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.




    /s/ Daniel R. Mcauliffe, Jr.
By:    Daniel R. McAuliffe, Jr.
       Chief Financial Officer and Director
       Citigroup Managed Futures LLC
       Managing Member, SB AAA Master Fund LLC

Citigroup Managed Futures LLC
399 Park Avenue
7th Floor
New York, N.Y. 10022
212-559-2011

                         Report of Independent Auditors

To the Members of
   SB AAA Master Fund LLC:

We have audited the accompanying statement of financial condition of SB AAA Master Fund LLC (the Company), including the condensed schedule of investments, as of December 31, 2002, and the related statements of income and expenses, and members' capital for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2001 and for the period from September 1, 2001 (commencement of trading operations) to December 31, 2001 were audited by other auditors whose report dated February 28, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SB AAA Master Fund LLC as of December 31, 2002, and the results of its operations and changes in its members' capital for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
New York, New York
March 7, 2003

                        Report of Independent Accountants

To the Members of
   SB AAA Master Fund LLC:

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of income and expenses and of members' capital present fairly, in all material respects, the financial position SB AAA Master Fund LLC at December 31, 2001 and the results of its operations for the period from September 1, 2001 (commencement of trading operations) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of the Managing Member; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management of the Managing Member, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
New York, New York
February 28, 2002

                             SB AAA Master Fund LLC
                        Statements of Financial Condition
                           December 31, 2002 and 2001



                                                                             2002                 2001
Assets:
  Equity in commodity futures trading account:
    Cash (restricted $53,522,255 and $21,792,237, respectively)            $330,218,077        $156,846,978
    Net unrealized appreciation on open futures positions                     9,188,483           1,084,800
    Unrealized appreciation on open swaps positions                          38,011,771           2,366,125
    Commodity options owned, at fair value (cost $63,879,907
    and $3,003,750, respectively)                                            83,252,102           2,135,700
                                                                          --------------       -------------
                                                                            460,670,433         162,433,603
  Due from brokers                                                           12,595,792             481,935
  Interest receivable                                                             6,712               2,911
                                                                          --------------       -------------
                                                                           $473,272,937        $162,918,449
                                                                          --------------       -------------



Liabilities and Members' Capital:
  Liabilities:
   Unrealized depreciation on open swap positions                           $48,470,222          $2,972,435
   Commodity options written, at fair value
      (premium received $59,666,185 and $8,994,064, respectively)            67,724,777           6,501,746
   Accrued expenses:
      Commissions                                                             5,210,167             261,717
      Professional fees                                                          20,117              38,000
   Due to brokers                                                             1,541,223             906,850
   Due to CGM                                                                    22,978              22,978
                                                                          --------------       -------------
                                                                            122,989,484          10,703,726
  Members' Capital:
    Members' Capital, 216,158.4103 and 137,224.2994 Units
    outstanding in 2002 and 2001, respectively                              350,283,453         152,214,723
                                                                          --------------       -------------
                                                                           $473,272,937        $162,918,449
                                                                          --------------       -------------


  See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                        Condensed Schedule of Investments
                                December 31, 2002

                                 Number of                             Contract                                   Fair Value
Sector                          Contracts
Energy                                            Futures contracts purchased 17.92%
                                     6,228        IPE Gas Oil 5.45% Jan. - Feb. 2003                               $19,089,003
                                                  Other 12.47%                                                      43,677,214
                                                                                                                    62,766,217

                                                  Futures contracts sold (15.30)%
                                    13,454        NYMEX Light Sweet Crude Oil (7.22)% Feb. 03 - June 04            (25,271,391)
                                     7,578        NYMEX Natural Gas (6.05)% Feb. 03 - Feb. 04                      (21,203,640)
                                                  Other (2.03)%                                                     (7,102,703)
                                                                                                                   (53,577,734)

                                                  Options owned 23.77%
                                     7,293        NYMEX Natural Gas Call 10.40% Feb. 03 - June 03                   36,430,400
                                     5,325        NYMEX Natural Gas Put 5.37% Feb. 03 - June 03                     18,812,110
                                                  Other 8.00%                                                       28,009,592
                                                                                                                    83,252,102

                                                  Options written (19.33)%
                                    12,086        NYMEX Light Sweet Crude Call (6.90)% Feb. 03 - June 03           (24,193,640)
                                                  Other (12.43)%                                                   (43,531,137)
                                                                                                                   (67,724,777)

                                                  Unrealized appreciation on Swaps contracts 10.85%
                                     3,354        NYMEX Natural Gas 5.46%                                           19,130,237
                                                  Other 5.39%                                                       18,881,534
                                                                                                                    38,011,771

                                                  Unrealized depreciation on Swaps contracts (13.84)%
                                     1,809        NYMEX Natural Gas (5.17)%                                        (18,107,814)
                                                  Other (8.67)%                                                    (30,362,408)
                                                                                                                   (48,470,222)
                                                                                                                  --------------
    Total Energy 4.07%                                                                                              14,257,357
                                                                                                                   ------------
Total Fair Value 4.07%                                                                                             $14,257,357
                                                                                                                    ==========
                                                      Investments at      % of Investments at
                        Country Composition             Fair Value            Fair Value

                    United Kingdom                   $25,728,485           180.46%
                    United States                    (11,471,128)          (80.46)
                                                    ------------            ------
                                                     $14,257,357           100.00%
                                                     ==========            ========

Percentages are based on Members' Capital unless otherwise indicated. See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                        Condensed Schedule of Investments
                                December 31, 2001


                         Number of
Sector                  Contracts     Contract                                                      Fair Value

Energy                                Futures contracts purchased  (10.53)%
                         5,210        NYMEX Natural Gas  (8.61)%, Apr. 2002 - Nov. 2003          $(13,102,072)
                                      Other  (1.92)%                                                (2,924,740)

                                      Futures contracts sold  11.24%
                         5,550        NYMEX Natural Gas  8.73%, Feb. 2002 - June 2004               13,281,102
                                      Other  2.51%                                                   3,830,510

                                      Options owned  1.40%                                           2,135,700

                                      Options written  (4.27)%                                      (6,501,746)

                                      Swaps contracts purchased  (1.50)%                            (2,277,251)

                                      Swaps contracts sold  1.11%                                    1,670,941

    Total Energy  (2.55)%                                                                           (3,887,556)
                                                                                                   ------------
Total Fair Value  (2.55)%                                                                          $(3,887,556)
                                                                                                    ===========

                                                      Investments at      % of Investments at
                        Country Composition             Fair Value            Fair Value
                    ------------------------------- -------------------- ----------------------
                    United Kingdom                  $ 2,662,253                 68.48%
                    United States                    (6,549,809)              (168.48)
                                                     -----------               -------
                                                     $(3,887,556)             100.00%
                                                       ==========             =======

Percentages are based on Members' Capital unless otherwise indicated. See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                        Statements of Income and Expenses
                      for the year ended December 31, 2002
                    and for the period from September 1, 2001
                      (commencement of trading operations)
                              to December 31, 2001


                                                            2002               2001
Income:
  Net gains on trading of commodity interests:
   Realized gains on closed positions                    $96,247,547         $23,522,245
   Change in unrealized gains (losses)
    on open positions                                      7,940,877          (5,652,277)
                                                        ------------        ------------
                                                         104,188,424          17,869,968
  Interest income                                            102,864              21,054
                                                        ------------        ------------
                                                         104,291,288          17,891,022
                                                        ------------        ------------

Expenses:
  Brokerage commissions including clearing fees of
   $2,515,609 and $361,342, respectively                  21,769,166           2,992,446
  Professional fees                                           37,083              38,000
                                                        ------------        ------------
                                                          21,806,249           3,030,446
                                                        ------------        ------------
Net income                                               $82,485,039         $14,860,576
                                                        ------------        ------------
Net income per Unit of Member Interest                      $511.25             $109.24
                                                       ------------        ------------

          See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                         Statements of Members' Capital
                      for the year ended December 31, 2002
                    and for the period from September 1, 2001
                      (commencement of trading operations)
                              to December 31, 2001




                                                       Members'
                                                       Capital
Initial in-kind contribution from the Members
  representing 133,712.5867 Units                    $133,712,587
Net Income                                             14,860,576
Sale of 6,891.1523 Units of
  Member Interest                                       6,104,660
Redemptions of 3,379.4396 Units of
  Member Interest                                      (2,463,100)
                                                      -------------
Members' Capital at December 31, 2001                 152,214,723
Net Income                                             82,485,039
Sale of 103,668.6762 Units of
  Member Interest                                     149,182,059
Redemptions of 24,734.5653 Units of
  Member Interest                                     (33,598,368)
                                                      -------------
Members' Capital at December 31, 2002                $350,283,453
                                                    -------------

See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                          Notes to Financial Statements



1.  General:

     SB AAA Master Fund LLC (the "Master") is a limited liability company formed under the New York Limited Liability Company Law. The Master's purpose is to engage in the speculative trading of a diversified portfolio of commodity interests including commodity futures contracts and commodity options contracts on United States exchanges and certain foreign exchanges. The Master may trade commodity futures and option contracts of any kind but intends initially to trade solely energy and energy related products. In addition, the Master may enter into swap contracts. The Master is authorized to sell an unlimited number of Units of member interest.

     On September 1, 2001 (date Master commenced trading), Smith Barney AAA Energy Fund L.P. ("AAA") transferred substantially all of its assets and Smith Barney Orion Futures Fund L.P. ("Orion") transferred a portion of its assets to the Master as a tax-free transfer having a combined fair value of $133,712,587 (including unrealized appreciation of $7,755,035) in exchange for 133,712.5867 Units of the Master as non-managing members. On July 1, 2002, Salomon Smith Barney AAA Energy Fund L.P. II ("AAAII") transferred substantially all of its assets to the Master as a tax-free transfer in exchange for 64,945.0387 Units of the Master as a non-managing member. The Master was formed to permit commodity pools managed now or in the future by AAA Capital Management, Inc. (the "Advisor") using the Energy with Swaps Program, the Advisor's proprietary trading program, to invest together in one vehicle.

     The Master operates under a "master/feeder fund" structure where its investors consist of AAA, AAAII and Orion (collectively the "Feeder Funds") with 55.5%, 37.2% and 7.3% investments in the Master, respectively.

     Citigroup Managed Futures LLC ("CMF") (formerly known as Smith Barney Futures Management LLC) acts as the managing member (the "Managing Member") of the Master. The Master's commodity broker is Citigroup Global Markets Inc. ("CGM") (formerly known as Salomon Smith Barney Inc.). CGM is an affiliate of the Managing Member. The Managing Member is wholly owned by Citigroup Global Markets Holdings Inc. ("CGMHI") (formerly known as Salomon Smith Barney Holdings Inc.), which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc. As of December 31, 2001, all trading decisions for the Master are made by the Advisor.

2.  Accounting Policies:

a. All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statement of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available or other measures of fair value deemed appropriate by management of the Managing Member for those commodity interests and foreign currencies for which market quotations are not readily available, including dealer quotes for swaps and certain option contracts. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b. The Master may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the statement of financial condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the statement of financial condition and marked to market daily.

c. All of income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Feeder Funds at the time of such determination. d. Income taxes have not been provided as each partner of each of the members (the Feeder Funds) is individually liable for the taxes, if any, on their share of the Master's income and expenses.

e. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. Agreements: a. Managing Member Agreement:

     The Managing  Member  administers  the business  affairs of the Master.
b.   Management Agreement:

     The Managing Member, on behalf of the Master has entered into a Management Agreement with the Advisor, a registered commodity trading advisor. The Advisor is affiliated with the Managing Member and CGM but is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement shall be borne by the Feeder Funds.

 c.  Customer Agreement:

     The Master has entered into a Customer Agreement with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master's account in accordance with orders placed by the Advisor. The Master will pay CGM brokerage commissions at $18 per round turn for futures, options and swap transactions. The brokerage fee is inclusive of applicable floor brokerage. All exchange, clearing, user, give-up and National Futures Association fees are borne by the Master. All other fees (management fees, administrative fees, incentive fees and offering costs) shall be borne by the Feeder Funds. All of the Master's cash is deposited by CGM in segregated bank accounts, to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2002 and 2001, the amount of cash held by the Master for margin requirements was $53,522,255 and $21,792,237, respectively. The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses. The Customer Agreement may be terminated by either party. All commissions in connection with the Customer Agreement shall be borne by the Feeder Funds.

4.  Trading Activities:

     The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments. The results of the Master's trading activities are shown in the statement of income and expenses.

     All of the commodity interests owned by the Master are held for trading purposes. The average fair values for the year ended December 31, 2002 and during the period from September 1, 2001 (commencement of trading operations) to December 31, 2001, based on a monthly calculation, were $13,217,805 and $(927,070), respectively. The fair values of these commodity interests, including options thereon, if applicable, at December 31, 2002 and 2001 were $14,257,357 and $(3,887,556), respectively.

5.  Distributions and Redemptions:

     Distributions of profits, if any, will be made at the sole discretion of the Managing Member and at such time as the Managing Member may decide. A member may require the Master to redeem their Units at their Net Asset Value as of the last day of the month. The Managing Member, at its sole discretion, may permit redemptions more frequently than monthly. There is no fee charged to members in connection with redemptions.

6.  Financial Highlights:

     Changes in the net asset value per unit of Member interest for the year ended December 31, 2002 and for the period from September 1, 2001 (commencement of trading operations) to December 31, 2001 were as follows:



                                                                       2002             2001

     Net realized and unrealized gains *                              $510.93          $109.36
     Interest income                                                     0.54             0.16
     Expenses **                                                        (0.22)           (0.28)
                                                                   -----------       -----------
     Increase for year                                                 511.25           109.24

     Net asset value per Unit, beginning of year/period              1,109.24         1,000.00
                                                                   -----------       -----------
     Net asset value per Unit, end of year/period                   $1,620.49        $1,109.24
                                                                   -----------       -----------
      *   Includes brokerage commissions
     **   Excludes brokerage commissions

     Ratio to average net assets:
       Net investment loss ***                                          (8.9)%           (6.3)%*****
       Net income ****                                                  34.0%            31.7%*****
       Operating expenses                                                9.0%             6.5%*****
     Total Return                                                       46.1%            10.9%
     ***  Interest income less total expenses
     **** Supplemental information not required
     *****Annualized

     The above ratios may vary for individual investors based on the timing of capital transactions during the year.

7.  Financial Instrument Risks:

     The Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments in the normal course of its business. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter ("OTC"). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract. The net unrealized gain (loss) on exchange traded instruments was $24,715,808 and $(3,281,246) at December 31, 2002 and December 31, 2001, respectively. The net unrealized loss on OTC contracts was $(10,458,451) and $(606,310) at December 31, 2002 and December 31, 2001, respectively.

     Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Master's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition and not represented by the contract or notional amounts of the instruments. The Master has concentration risk because the sole counterparty or broker with respect to the Master's assets is CGM. As of December 31, 2002, the counterparties to the Master's swap contracts were Citibank, N.A., which is affiliated with the Master, Morgan Stanley Capital Group Inc., J. Aron & Company and Hess Trading Company, LLC. As of December 31, 2002, the Master owed Citibank, N.A. $7,665, which is included in due to brokers and represents cash due to Citibank, N.A. for realized swap transactions.

     The Managing Member monitors and controls the Master's risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master is subject. These monitoring systems allow the Managing Member to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

     The majority of these  instruments  mature  within one year of December 31,
     2002.  However,  due  to  the  nature  of  the  Master's  business,   these
     instruments may not be held to maturity.

8.  Subsequent Event (Unaudited):

     During the period January 1, 2003 through February 28, 2003, the Master experienced a cumulative loss of approximately 25%. This loss was primarily attributable to extraordinary price activity in US natural gas markets at the end of February which led to losses in the Master's energy market positions. The losses were primarily attributable to the Master's trading of commodity futures in NYMEX Natural Gas, IPE Brent Crude Oil, NYMEX Unleaded Gas and NYMEX Heating Oil and were partially offset by gains in energy swaps, NYMEX Crude Oil and IPE Gas Oil.

     The natural gas market experienced an upward increase in price of over 50% in two days in the April futures contract and a 300% increase in physical gas market prices. Such extreme moves happen only in exceptionally rare circumstances and can lead to "hyper-volatility" and generally illiquid market conditions.

     The Master's liquidity was not hindered as a result of these market movements as the Master had adequate cash reserves to absorb market volatility and to meet redemption requests that month.

     Effective April 7, 2003, Smith Barney Futures Management LLC changed its name to Citigroup Managed Futures LLC, Salomon Smith Barney Inc. changed its name to Citigroup Global Markets Inc. and Salomon Smith Barney Holdings Inc. changed its name to Citigroup Global Markets Holdings Inc.